EXHIBIT 5.1

                  [LETTERHEAD OF THACHER PROFFITT & WOOD LLP]






                                                December 28, 2005


Morgan Stanley & Co. Incorporated
as Representative of the several Underwriters
1585 Broadway
New York, New York 10036



                  Opinion:  Underwriting Agreement
                  New Century Home Equity Loan Trust, Series 2005-D Asset Backed Pass-Through Certificates
                  -------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to New Century Mortgage Corporation (the "Originator"), NC Capital Corporation (the "Seller") and New Century Mortgage Securities, Inc. (the "Depositor") in connection with (i) the Mortgage Loan Purchase and Sale Agreement, dated as of October 1, 2004 (the "Originator Sale Agreement"), between the Originator and the Seller, (ii) the Mortgage Loan Purchase Agreement, dated as of December 22, 2005 (the "Seller Sale Agreement"), between the Seller and the Depositor, (iii) the Pooling and Servicing Agreement, dated as of December 1, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, JPMorgan Chase Bank, National Association (the "Servicer") and Deutsche Bank National Trust Company (the "Trustee"), (iv) the Underwriting Agreement, dated December 22, 2005 (the "Underwriting Agreement"), among the Depositor, the Originator and Morgan Stanley & Co. Incorporated as Representative of the Underwriters (the "Underwriters"), (v) the Swap Administration Agreement, dated as of December 28, 2005 (the "Swap Administration Agreement") among Deutsche Bank National Trust Company, as swap administrator (in such capacity, the "Swap Administrator"), and the Seller, (vi) the Preliminary Prospectus Supplement, dated as of December 14, 2005 (the "Preliminary Prospectus Supplement"), and the Prospectus to which it relates, dated as of September 27, 2005 (the "Base Prospectus"; together with the Preliminary Prospectus Supplement, the "Preliminary Prospectus") and (vii) the Prospectus Supplement, dated as of December 22, 2005 (the "Prospectus Supplement"), and the Base Prospectus (together, the "Prospectus"). The Originator Sale Agreement, the Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement, the Indemnification Agreement and the Swap Administration Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

         In rendering this opinion letter, any opinion expressed herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies including the remedies of specific performance and self-help and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to venue or forum, to confer subject matter jurisdiction on a federal court located within the State of New York to adjudicate any controversy in any situation in which such court would not otherwise have subject matter jurisdiction, to waive the right to jury trial, to impose a penalty or forfeiture, to release, exculpate or exempt a party from or require indemnification of a party for liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, to sever any provision of any agreement, to restrict access to legal or equitable remedies, to establish evidentiary standards, to appoint any person or entity as the attorney-in-fact of any other person or entity, to require that any agreement may only be amended, modified or waived in writing, to provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy, to provide that the election of a particular remedy does not preclude recourse to one or more remedies, to provide that the failure to exercise or the delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies, to waive rights or remedies which can not be waived as a matter of law, to provide for set-off unless there is mutuality between the parties or to provide that any agreement is to be governed by or construed in accordance with the laws of any jurisdiction other than the State of New York, (iii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and
(iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any of the provisions referred to in foregoing clause (ii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. We do not express any opinion herein with respect to any law the violation of which would not have any material adverse effect on the ability of any party to perform its obligations under any agreement.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States including without limitation the Securities Act of 1933, as amended (the "1933 Act") and Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986 (the "Code") applicable to a real estate mortgage investment conduit ("REMIC") and applicable regulations thereunder and current judicial and administrative authority with respect thereto. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Pooling and Servicing Agreement, assuming the necessary authorization, execution and delivery thereof by the parties thereto, will be a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder against the parties thereto in accordance with its terms.

         2. The statements made in the Base Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         3. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V, REMIC VI and REMIC VII will qualify as a REMIC, (ii) the REMIC I Regular Interests will represent ownership of the "regular interests" in REMIC I, and the Class R-I Interest will constitute the sole class of "residual interests" in REMIC I, (iii) the REMIC II Regular Interests will represent ownership of the "regular interests" in REMIC II, and the Class R-II Interest will constitute the sole class of "residual interests" in REMIC II, (iv) each class of Class A Certificates and Mezzanine Certificates (exclusive of any right to receive payments from the Net WAC Rate Carryover Reserve Account or the Swap Account, or the obligation to make payments to the Swap Account), the Class CE-1 Interest and the Class CE-2 Interest, Class P Interest (exclusive of the right to receive any Servicer Prepayment Charge Payment Amounts) and the Class Swap-IO Interest will represent ownership of "regular interests" in REMIC III and will generally be treated as debt instruments of REMIC III, and the Class R-III Interest will constitute the sole class of "residual interests" in REMIC III, (v) the Class CE-1 Certificates will represent ownership of the "regular interests" in REMIC IV, and the Class R-IV Interest will constitute the sole class of "residual interests" in REMIC IV,
                  (vi) the Class P Certificates will represent ownership of the "regular interests" in REMIC V, and the Class R-V Interest will constitute the sole class of "residual interests" in REMIC V, (vii) REMIC VI Regular Interest Swap-IO will represent ownership of the "regular interests" in REMIC VI, and the Class R-VI Interest will constitute the sole class of "residual interests" in REMIC VI and (viii) the Class CE-2 Certificates will represent ownership of the "regular interests" in REMIC VII, and the Class R-VII Interest will constitute the sole class of "residual interests" in REMIC VII.

         To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, any U.S. federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Federal Income Tax Consequences" and "Legal Matters," without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.



                                             Very truly yours,



                                             By: /s/ THACHER PROFFITT & WOOD LLP